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                                                                   EXHIBIT 10.18


                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (collectively the "Agreement") is entered into by and between Cyber Village Network, Inc. ("CVN"), Chet Noblett ("Noblett"), and Technology Guardian, Inc. ("TGI"), and David Coulter ("Coulter").

                                    RECITALS

     WHEREAS, on August 6, 1997, the parties entered into an agreement (the "Option Agreement") whereby TGI granted the following options to CVN: (i) an option to purchase ten percent (10%) of the authorized and issued shares of TGI's common stock in exchange for forgiveness of a promissory note which obligated TGI to pay $100,000 to CVN, or, in the alternative, pay $100,000 in cash; and, (ii) an option to purchase shares of TGI common stock in an amount equivalent to 30% of the authorized and issued shares of TGI in exchange for $1,200,000 for a period of nine months from the date if and when the first option was exercised;

     WHEREAS, the Option Agreement provided if and when CVN shall exercise the option to purchase shares of TGI common stock in an amount equivalent to 30% of the TGI's issued and outstanding shares, Coulter may purchase from CVN shares of TGI common stock equal to 15% of TGI's issued and outstanding common stock in exchange for $1,300,000;

     WHEREAS, on October 4, 1997, CVN and TGI entered into an agreement whereby CVN exercised its option to purchase 10% of TGI's issued and outstanding shares of common stock in exchange for forgiveness of a $100,000 promissory note held by CVN, as well as the option to purchase 30% of TGI's issued and outstanding shares of common stock in exchange for $1,300,000 which was offset by Coulter's obligation to pay CVN $1,200,000 in exchange for shares equal to 15% of TGI issued and outstanding stock;

     WHEREAS, on September 8, 1997, CVN and its agent, Noblett, entered into an agreement with TGI and Coulter whereby TGI would pay Noblett an amount equal to 6% of the gross proceeds received by TGI from any underwriting arranged by Andrew Glashow and Joe Py, including bridge financing, and subsequently, Noblett would rebate one-third of aforementioned fees to Coulter;

     WHEREAS, TGI has agreed to issue shares of its common stock in an amount equal to 10% of its issued and outstanding common stock in exchange for the forgiveness of the $100,000 promissory note held by CVN;

     WHEREAS, the parties desire to rescind all remaining provisions of the aforementioned agreements and any other agreements whether verbal or in writing from one another arising out said agreements;
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                                   AGREEMENT


     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

     1. In consideration of the promises and undertakings contained in this Settlement Agreement and Release, CVN, and Noblett, for themselves, and, as applicable, for each of their subsidiaries, predecessors, successors, assigns, officers, directors, shareholders, agents, attorneys, representatives, employees, owners, managers, contractors, and subcontractors do hereby forever generally, completely and absolutely release and discharge TGI and Coulter, and, as applicable, each of their predecessors, successors, assigns, agents, attorneys, representatives, employees, insurers, partners, managers and heirs of and from any and all claims, demands, actions, chooses in action, obligations, liabilities and damages of every kind and nature whatsoever, in law or in equity, whether as of this date known or unknown, asserted or unasserted, which any such person or entity may now have or may claim to have in the future, due to, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with any of the above-mentioned agreements which are attached and made a part hereof, or any other agreements among the parties.

     2. In consideration of the promises and undertakings contained in this Settlement Agreement and Release, TGI shall issue 849,750 shares of TGI common stock to Noblett at the completion of a recapitalization by TGI, and pay Noblett an amount equal to $50,000 and an additional $50,000 payable from the proceeds of a private offering of TGI securities in excess of $500,000.

     3. At the completion of a recapitalization by TGI, TGI shall issue 1,030,000 shares of its common stock which will represent 10% of its issued and outstanding common stock, in exchange for the forgiveness of the $100,000 promissory note held by CVN.

     4. This Agreement has been executed in the State of California and all questions as to its validity, meaning, application, binding effect or enforceability shall be governed by the internal laws of the State of California. The parties acknowledge and agree that this Agreement shall not be construed more favorably in favor of one party than the other based upon which party drafted this Agreement, it being acknowledged that all parties contributed substantially to the negotiation of this Agreement.

     5. Each of the parties hereto declares that prior to the execution of this Agreement, he or it apprised himself or itself of sufficient relevant data to intelligently exercise judgment in determining whether to execute this Agreement. Each party hereto declares that the decision to execute this Agreement is not predicated on or influenced by any declarations, warranties or representations of the other party or any predecessors in interest, successors, assigns, officers, attorneys, or agents of any of the other party hereto, except as expressly set forth herein. Each party hereto states that he or it has read the Agreement and that this Agreement is entered into freely and
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voluntarily. It is further understood and agreed that all of the terms of this
Agreement are contractual and not mere recitals, and each of the parties hereto warrants that he or it understands the terms of this Agreement and that he or it intends to be bound thereby.

     6. This Agreement may be executed in counterparts as may be necessary or convenient, and by the different parties hereto on different counterparts, each of which once so executed shall be deemed an original.

     7. Any determination of invalidity, illegality, or unenforceability of any provision of this Agreement, determined by a court of competent jurisdiction, shall not affect validity, legality, or enforceability of any other provisions.

     8. Each party affirms it has authority to enter into and execute this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 17 day of October, 1997.


                                             Cyber Village Networks, Inc.

                                             By: /s/ CHET NOBLETT
                                                 -------------------------
                                                 Chet Noblett, CEO


                                             /s/ CHET NOBLETT
                                             -----------------------------
                                             Chet Noblett


                                             Technology Guardian, Inc.

                                             By: /s/ DAVID COULTER
                                                 -------------------------
                                                 David Coulter, President


                                             /s/ DAVID COULTER
                                             -----------------------------
                                             David Coulter